Rochester Tel Center               Press Conference Scheduled
180 South Clinton Avenue           for 10/18 at 2 p.m.  See last
Rochester, New York  14646-0700    page for details and contacts

Media Relations:
Phone   716-777-1090
Fax     716-325-4624


For Release:   October 13, 1994

Summary:       EARNINGS CAP IS LIFTED AT ROCHESTER TEL
               Open Market Plan is Approved by Public Service
               Commission in Landmark Decision


Rochester, New York -- October 13, 1994 -- Rochester Tel's (NYSE: RTC) pioneering effort to obtain unlimited earnings potential and open its upstate New York market to competition won final approval today by the New York
State Public Service Commission.

     The company's Open Market Plan and Corporate Restructuring, which was approved without change by a unanimous vote of the five commissioners, is slated to go into effect January 1, 1995, pending approval by Rochester Tel's shareowners in December.

     Under the Open Market Plan:

      *  The company will receive unprecedented regulatory relief.
The operating telephone company in Rochester, New York will no longer be regulated by the monopoly standard of rate-of-return regulation, but instead by pure price cap regulation. There will be no sharing with ratepayers or cap on the company's earning potential;

     * The local market for telephone service in Rochester will be opened up to full competition;

     * Consumer prices in Rochester will be reduced and frozen for seven years.

     The company's chief executive officer, Ronald L. Bittner, called the decision an "historic breakthrough" for Rochester Tel.

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     "The PSC approval represents a landmark decision for the entire telecommunications industry and our customers," said Bittner. "Open competition is the future, and we intend to make this first effort in Rochester a model for the rest of the country. Healthy competition is beneficial to customers and to shareowners, and we are determined to prove it," he said.

     In addition to the removal of the earnings cap, other provisions of the plan include:

     * Rochester Tel will divide its Rochester operations into a competitive company and a network company. The competitive company, called R-Com in the plan, will be allowed to price its services according to market conditions. Its network company, called R-Net, will unbundle network features and functions for both retail and wholesale customers, and will operate under genuine price cap regulation.

     * Rochester area consumers will enjoy an 11 percent price reduction in basic service effective January 1, 1995, a result of the elimination of the monthly charge for touchtone service. Touchtone charges for business customers will be eliminated by January 1, 1997. Basic rates will be frozen at current levels and rate reductions over the course of the next seven years will total $21 million. Access charges that long distance and cellular companies pay to use the Rochester Tel network will fall by more than 27 percent over the life of the plan.

     * A holding company will be formed to manage all of the company's subsidiaries. The holding company, which will be incorporated in New York State, will have the flexibility to issue securities, make acquisitions or enter new lines of business.

     * There will be no royalties imposed against the company during the seven-year life of the plan.

     * The company will change its corporate name, also identifying a new name for its competitive company.

     Bittner said that while the PSC approval marks the end of a traditional regulatory process, execution of the Open Market Plan heralds the beginning of a new approach for the telecommunications industry.
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     "Rochester Tel's new structure and the pressure from the ensuing competition will push the company to roll out new products and services faster," he stated, "prompting the offering of more competitively-priced packages.

     "In the coming weeks and months, we will be announcing a number of changes and activities at Rochester Tel -- all aimed at increasing customer satisfaction beyond the levels we now enjoy. We not only want to meet head-on the competition we've invited in, but out-perform them as well."

     Corporate vice president John K. Purcell, who represented Rochester Tel during the proceedings before the PSC, applauded the New York Commission for its leadership in regulatory reform. "Everybody else talks about reinventing the regulatory process, but the New York Public Service Commission has actually done it," Purcell said. "A remarkable experiment will be taking place in Rochester, New York, a tribute to the PSC's foresight."

     Purcell also commended the New York State Department of Economic Development and its chairman, Vincent Tese, who endorsed the plan.

     "This serves as a powerful signal that the State of New York understands the critical link between competition and a healthy business climate," he said. Other signatories to the plan included the Communications Workers of America, Time Warner, the New York State Telephone Association, and the Public Utility Law Project.

     Rochester Tel initiated the Open Market Plan in February of 1993. After a year and a half of negotiation and regulatory process, a joint stipulation agreement was signed by the company and the PSC staff on May 16 of this year. Public hearings were held in Rochester in mid-August and on September 22, Administrative Law Judge Vincent P. Furlong issued a report recommending that the Commission approve the plan without change, concluding that it "strikes a fair balance of interests of the ratepayers, investors, competitors and the public."

     Rochester Telephone Corporation is a provider of integrated telecommunications solutions to more than 1.5 million customers in the Northeast, South and Midwest through its long distance, local telephone
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and wireless communications operations.  On October 9, the company signed a letter of intent to acquire WCT Communications, a long distance company based in California. That acquisition is still pending a definitive agreement and various approvals.

     Customers who have questions about how the Open Market Plan will affect them can call the company's toll-free, 24-hour automated information line at 1-800-477-9371.

     ROCHESTER TEL HAS SCHEDULED A PRESS CONFERENCE FOR TUESDAY, OCTOBER 18, 1994, 2 P.M. EASTERN STANDARD TIME TO INTRODUCE ITS NEW CORPORATE IDENTITY, INCLUDING THE NEW NAME OF THE COMPANY. THE PRESS CONFERENCE WILL BE HELD AT ROCHESTER TEL CENTER, 180 S. CLINTON AVENUE, ROCHESTER, NEW YORK, ENTERPRISE ROOM, LOBBY LEVEL. AUDIO CONFERENCING IS AVAILABLE BY CALLING 1-800-834-3606.

     REMOTE VIDEOCONFERENCING SITES FOR THE PRESS CONFERENCE
ARE LOCATED IN SEVERAL CITIES IN THE NORTHEAST, SOUTH AND MIDWEST. TO INQUIRE ABOUT ATTENDING A REMOTE VIDEOCONFERENCING SITE,
CALL LINDA CROCIATA AT 716-777-7693.

Contact:  Catherine A. Duda
          Vice President Corporate Communications & Investor Relations
          (716) 777-5897